EXHIBIT 99.1
September 12, 2011

Cytori Amends and Expands Credit Facility led by GE Capital, Healthcare Financial Services

SAN DIEGO - Cytori Therapeutics (NASDAQ: CYTX) amended its loan facility with GE Capital, Healthcare Financial Services, Oxford Finance Corporation and Silicon Valley Bank by extending the maturity date from June 2013 to March 2015 and by increasing the funded facility from $20 million to $25 million. In addition, as part of the amendment, substantially all principal payments will begin September 2012, and there are no changes to the rates or covenants of the facility.

“This amendment has a favorable financial effect to Cytori in two ways,” said Mark Saad, Chief Financial Officer for Cytori. “First, it increases cash reserves and, secondly, it significantly reduces our near-term cash obligations by deferring principal repayments for the next twelve months. This represents the second time that the lending group has upsized and extended our agreement which was originally structured in 2008.”

The funds will be used to support Cytori's clinical development and commercialization activities in the U.S., Europe, and Asia. The term is 3.5 years at 9.9% with an additional $1.25 million due at final maturity. As part of the amendment, Cytori will issue warrants to the lenders to purchase 132,891 shares of Cytori's common stock exercisable at $3.01 per share.

About Cytori

Cytori is a leader in cell therapy, providing patients and physicians around the world with medical technologies that harness the potential of adult regenerative cells from adipose tissue. The Celution® System family of medical devices and instruments is being sold into the European and Asian cosmetic and reconstructive surgery markets but is not yet available in the United States. Our StemSource® product line is sold globally for cell banking and research applications. Our PureGraft™ products are available in North America and Europe for fat grafting procedures. www.cytori.com

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, risks related to our history of operating losses, the need for further financing and our ability to access the necessary additional capital for our business, inherent risk and uncertainty in the protection intellectual property rights, regulatory uncertainties regarding the collection and results of, clinical data, dependence on third party performance, as well as other risks and uncertainties described under the "Risk Factors" in Cytori's Securities and Exchange Commission Filings on Form 10-K and Form 10-Q. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

Contact:

Tom Baker
+1.858.875.5258
tbaker@cytori.com